Exhibit 99.1

NEWS RELEASE – FOR IMMEDIATE RELEASE

CONTACT: Marty McKenna	(312) 928-1901

MARCH 1, 2018

Equity Residential Announces the Planned Retirement of COO David Santee;

Michael Manelis to be Successor

Chicago, IL – March 1, 2018 – Equity Residential (NYSE: EQR) today announced that David S. Santee, 58, Executive Vice President and Chief Operating Officer (COO), will step down as COO on June 30, 2018 and retire by year-end. The Company also announced that Michael L. Manelis, 49, Executive Vice President of Property Operations, will become the Company’s COO effective July 1, 2018.

“It would be difficult to overstate the positive and long lasting impact David Santee has had on our organization,” said David J. Neithercut, Equity Residential’s President and CEO. “He has played an integral role in all that we have accomplished over the last 23 years and has been a great friend, leader and mentor. We cannot thank him enough for all the contributions he has made to the Company and his colleagues.”

“We are very pleased to announce the appointment of Michael Manelis as David’s successor,” Mr. Neithercut continued. “Michael has worked closely with David and our entire executive leadership team for the last 19 years and his appointment is the result of a successful succession planning process. Michael is currently responsible for our revenue management, facilities and IT groups and as COO will lead our entire operations and property management teams to continued success.”

About Equity Residential

Equity Residential is an S&P 500 company focused on the acquisition, development and management of rental apartment properties in urban and high-density suburban coastal gateway markets where today’s renters want to live, work and play. Equity Residential owns or has investments in 303 properties consisting of 78,280 apartment units, primarily located in Boston, New York, Washington, D.C., Seattle, San Francisco and Southern California. For more information on Equity Residential, please visit our website at www.equityapartments.com